EX-99.77Q3

             Report of Independent Registered Public Accounting Firm


To the Board of Directors of ASA (Bermuda) Limited:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with the Application for, and the Order of, Exemption by the Securities & Exchange Commission dated September 20, 2004 ("Management Statement"), that as of November 30, 2005 ASA (Bermuda) Limited (the "Company") has established and maintained procedures reasonably designed to achieve compliance with conditions 21, 23, and 24 ("Conditions") set forth in the application filed by the Company on May 1, 2003, as amended on August 13, 2004, and the notice of the application dated August 27, 2004 ("Notice") (Investment Company Act Release No. 26582) and the Order of Exemption by the Securities and Exchange Commission dated September 20, 2004 (Investment Company Act Rel. No. 26602) (the "Order"). Management is responsible for ASA (Bermuda) Limited's compliance with those Conditions. Our responsibility is to express an opinion on management's assertion about the Company's procedures to achieve compliance with the Conditions of the Order based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's procedures to achieve compliance with the Conditions of the Order, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Conditions of the Order.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over the location of the Company's assets to future periods are subject to the risk that the internal controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion, included in the accompanying Management Statement, that as of November 30, 2005 ASA (Bermuda) Limited has established and maintained procedures reasonably designed to achieve compliance with conditions 21, 23, and 24 set forth in the Notice and the Order is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of ASA (Bermuda) Limited and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                 Ernst & Young LLP

New York, New York
January 19, 2006

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            THE APPLICATION FOR AND THE ORDER OF EXEMPTION GRANTED BY
                     THE SECURITIES AND EXCHANGE COMMISSION


         We, as members of management of ASA (Bermuda) Limited (the "Company") are responsible for the Company's compliance with the requirements of Conditions 21, 23 and 24 ("Conditions") of the order of exemption granted by the Securities and Exchange Commission ("SEC") under section 7(d) of the Investment Company Act of 1940 ("1940 Act") with respect to the location of the assets of the Company. SEE ASA LIMITED, ET AL., Investment Company Act Release Nos. 26582 (Aug.
27, 2004) (notice) and 26602 (Sept. 20, 2004) ("Order"). We also are responsible for establishing and maintaining procedures reasonably designed to achieve compliance with the Conditions of the Order. We have performed an evaluation on November 30, 2005 of the Company's compliance with the requirements of the Conditions.

         Based on this evaluation, we assert that as of November 30, 2005, the Company has established and maintained procedures reasonably designed to achieve compliance with the Conditions set forth in the application filed by the Company on May 1, 2003, as amended on August 13, 2004, and the notice of application dated August 27, 2004 and the Order of the SEC dated September 20, 2004.




January 19,2006


ASA (Bermuda) Limited                          ASA (Bermuda) Limited
By: /s/ Paul K. Wustrack. Jr.                  By: /s/ Robert J.A. Irwin
   ---------------------------                    ---------------------------
Paul K. Wustrack. Jr.                          Robert J.A. Irwin
Secretary and Chief Compliance Officer         Chairman, President and Treasurer